Exhibit 99.1

Ennis Business Forms, Inc. Announces Completion of Acquisition of
Shares of Northstar Computer Forms, Inc.

DESOTO, Texas-(BUSINESS WIRE)-June 6, 2000-Ennis Business Forms,
Inc (NYSE:EBF) announced today it has completed its acquisition of the outstanding stock of Minneapolis-based Northstar Computer
Forms, Inc.

Northstar Computer Forms designs, manufactures and markets printed forms with an emphasis on machine-readable MICR (Magnetic
Ink Character Recognition) printing. Northstar's two business concentrations are custom business/negotiable forms and internal bank forms.

Northstar becomes a wholly-owned subsidiary and will operate as the Financial Solutions Group within Ennis. Northstar's
President, Ken Overstreet, has been appointed the President of the Group and will lead it with the support of the Northstar management team.

Keith S. Walters, Chairman, President and Chief Executive Officer of Ennis commented, "We are pleased to have the acquisition of Northstar completed and that the Northstar management will continue to operate this successful business. Northstar's products complement our strategy of broadening our distributor channel offering."

Ennis Business Forms, Inc., is one of the largest private-label printed business product suppliers in the United States. Headquartered in DeSoto, Texas, the Company has 30 production facilities located in 14 states, strategically located to serve the Company's national network of distributors. Ennis offers an extensive product line from simple to complex forms, laser cut-sheets, negotiable documents, internal bank forms, tags, labels, presentation folders, commercial printing, advertising specialties, screen printed products, and point-of-purchase display advertising that can be custom designed to customer needs. In addition, Ennis maintains highly proficient regional Customer Sales Centers to support distributors in their business efforts.

This press release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Ennis' expectations regarding run-rate revenues assume, among other things, completion of the pending acquisition, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Ennis' fillings with the Securities and Exchange Commission.

     CONTACT:  Ennis Business Forms, Inc., DeSoto
               Keith S. Walters, 800/752-5386